EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Bobbie Volman
MyMedicalRecords, Inc.
(310) 476-7002, Ext. 2005
bvolman@mmrmail.com

MMR Information Systems, Inc. Signs $8 Million Financing Agreement

Los Angeles, California (September 15, 2009) - MMR Information Systems, Inc. (OTC Bulletin Board: MMRF) (the "Company"), which, through its wholly-owned operating subsidiary, MyMedicalRecords, Inc., provides consumer-controlled Personal Health Records (www.mymedicalrecords.com) and electronic safe deposit box storage solutions (www.myesafedepositbox.com), announced today that it has entered into an Investment Agreement (the "Agreement") for an $8,000,000 equity line of credit with Dutchess Equity Fund, LP ("Dutchess").

"This financing gives the Company access to additional capital which it plans on using to leverage its proprietary patented technologies and customer base of consumers, healthcare professionals, corporations, unions and affinity groups into increased shareholder value," said Robert H. Lorsch, Chairman and Chief Executive Officer of MMR Information Systems, Inc. "This Agreement is expected to help accelerate the Company's ability to penetrate the multi-billion dollar health information technology marketplace and, in particular, help identify stimulus monies for and fund the launch of MMRPro."

During the 60-month term of the Agreement, the Company may sell shares of its common stock to Dutchess up to the total commitment amount of $8,000,000. A maximum of 100 million shares may be issued under the equity line, at per share prices to be determined based on market prices in accordance with an agreed-upon formula. The Company is not permitted to draw on the equity line unless there is an effective registration statement covering the resale of the shares. Subject to the effectiveness of a registration statement covering the shares and the satisfaction of other customary conditions, the Company may, at its option when it determines it is appropriate, draw on the equity line from time to time in accordance with the timing and volume provisions set forth in the Agreement.

Additional details will be provided in the Company's Form 8-K filing with the SEC.

About MMR Information Systems, Inc.

MMR Information Systems, Inc., through its wholly-owned operating subsidiary, MyMedicalRecords, Inc. ("MMR"), provides secure and easy-to-use online Personal Health Records ("PHRs") and electronic safe deposit box storage solutions, serving consumers, healthcare professionals, employers, insurance companies, unions and affinity groups. The MMR system allows documents, images and voicemail messages to be transmitted and stored in a MyMedicalRecords PHR account using a variety of methods, including fax, phone, or file upload without relying on any specific electronic medical record platform. The proprietary MyEsafeDepositBox service provides secure online storage for vital financial, legal and insurance documents in addition to medical records, and serves as a powerful emergency preparedness tool for industry, individuals and municipalities. The Company's newest service offering, MMRPro, is designed to give physicians' offices an easy and cost-effective solution to digitizing paper-based medical records and sharing them with patients.

MMR is an Independent Software Vendor Partner with Kodak to deliver an integrated turnkey EMR solution for small to mid-size physician practices. MMR clients include AFL-CIO, Alexian Brothers Hospital Network, Coverdell, LegalZoom, MedicAlert, Midwest Research Institute, NRA, Qvisory, XN Financial and others. MMR is also an integrated service provider on Google Health. To learn more about MMR Information Systems, Inc., visit www.mmrinformationsystems.com.

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2-2-2-2 / MMR $8 Million Financing Agreement with Dutchess Equity

About Dutchess Equity
Dutchess Equity is engaged in assisting growth companies in all facets of their long term strategy by providing capital and progressive business solutions. Dutchess manages a portfolio of private investments in public equities. Founded in 1996, Dutchess has since transacted in excess of $1 billion in financing for public companies. These companies span a wide array of industries including telecom, VOIP, wireless communications, healthcare, biotechnology, medical devices, Internet, e-commerce, media, oil and gas, defense, homeland security, consumer products, manufacturing and alternative energy. With offices in Boston, Mass. and LaGrangeville, NY, Dutchess has assisted companies throughout North America.

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Forward-Looking Statements
Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "should," "expects," "believes," "potential," or the negative of such terms and other comparable terminology. MMR Information Systems, Inc. and Dutchess each disclaim any intent or obligation to update any forward-looking statements. These forward-looking statements are based on MMR Information Systems, Inc.'s and Dutchess' reasonable expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially from current expectations. The equity line financing remains subject to various risks and uncertainties related to changes in MMR Information Systems, Inc.'s and Dutchess' business prospects, results of operations or financial condition, and such other risks and uncertainties as detailed from time to time in MMR Information Systems, Inc.'s public filings with the U.S. Securities and Exchange Commission.